UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2024

CISO Global, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41227	83-4210278
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6900 E. Camelback Road, Suite 900

Scottsdale, Arizona 85251

(Address of principal executive offices) (Zip Code)

(480) 389-3444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001	CISO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 §CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

CISO Global, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with several purchasers (the “Purchasers”). Pursuant to the Agreement, the Purchasers have agreed to purchase an aggregate of up to $8,125,000 of securities from the Company, including certain convertible notes and certain common stock purchase warrants. Common Stock Purchase Warrants (the “Warrants”) were issued to the Purchasers, one for 5,500,000 shares and a second for 1,000,000 shares; available for purchase for five years with an exercise price of One Dollar ($1.00) per share. Also agreed upon is an anticipated change in majority control of Company’s board of directors (the “Board”) whereby there are resignations of current members of the Board and additions of new members to the Board. The change in the majority of the Board is conditioned upon the regulatory filing and mailing of the Information Statement pursuant to Securities and Exchange Act Section 14(f) and Rule 14f-1. The Board change will occur ten days after the mailing of the Information Statement.

The gross proceeds of the Offering will be approximately $8.125 million, before deducting placement agent fees and expenses, and offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering to repay outstanding principal amount of short-term indebtedness, and for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, acquisitions of additional companies or technologies, and investments.

The Shares are being offered pursuant to a registration statement on Form S-3 which will be filed with the Securities and Exchange Commission.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, conditions to closing, indemnification obligations of the Company and the Purchasers, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

In connection with the Offering, the Company entered into a placement agency agreement dated September 18, 2024 (the “Placement Agency Agreement”), with RBW Capital Partners, LLC and Dominari Securities, LLC (the “Placement Agent”) pursuant to which the Company agreed to pay the Placement Agent a cash fee equal to 7.0% of the gross proceeds of the Offering and up to $100,000 for out-of-pocket expenses for legal fees and other expenses. Additionally, the Company agreed to issue to the Placement Agent warrants to purchase up to an aggregate of 325,000 shares of Common Stock, equal to 5.0% of the aggregate number of Shares to be sold in the Offering (the “Placement Agent Warrants”). The Placement Agent Warrants are exercisable for five years and have an exercise price of $1.15 per share (equal to 115% of the offering price per Share).

The foregoing descriptions of the Purchase Agreement, the Notes, the Common Stock Warrant Agreements, the Registration Rights Agreement, and the Placement Agency Agreement are not complete and are qualified in their entireties by reference to the full text of the form of Purchase Agreement, the Notes, the Common Stock Purchase Warrants, the Registration Rights Agreement, and the Placement Agency Agreement, copies of which are filed as Exhibits 10.1, 10.2, 10.3, 10.4 10.5, 10.6, and 10.7, respectively, to this Current Report on Form 8-K and are incorporated by reference herein. A copy of the legal opinion of Lucosky Brookman LLP relating to the legality of the issuance and sale of the Shares in the Offering is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 related to the issuance of the Placement Agent Warrants is hereby incorporated by reference into this Item 3.02. The Placement Agent Warrants and the shares of Common Stock issuable upon the exercise of the Placement Agent Warrants have not been registered under the Securities Act of 1933 (the “Securities Act”), and were offered pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder.

Item 8.01 Other Events

On December 16, 2024, the Company issued a press release regarding the investment and the Company’s strategic expansion plan. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit Number	Exhibits

	5.1	Opinion of Lucosky Brookman LLP

	10.1	Form of Securities Purchase Agreement

	10.2	Form of Convertible Note for Target Capital 14, LLC

	10.3	Form of Convertible Note for Secure Net Capital, LLC

	10.4	Form of Common Stock Purchase Warrant, Target Capital 14, LLC

	10.5	Form of Common Stock Purchase, Secure Net Capital, LLC

	10.6	Form of Registration Rights Agreement

	10.7	Placement Agency Agreement

	99.1	Press Release of the Company, dated December 16, 2024

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISO GLOBAL, INC.

Date: December 16, 2024	By:	/s/ Debra L. Smith
Debra L. Smith
Chief Financial Officer